Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
CARBONITE, INC.
* * * * * * * *
Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Carbonite, Inc., a Delaware corporation (the “Company”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

NOW, THEREFORE, BE IT RESOLVED, that no shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) are outstanding and none will be issued;

RESOLVED FURTHER, that all the matters set forth in the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) with respect to the Series A Preferred Stock shall be eliminated from the Amended and Restated Certificate of Incorporation, effective at 5:00 P.M. New York, New York time on January 11, 2016;

RESOLVED FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Company, execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Amended and Restated Certificate of Incorporation all matters with respect to the Series A Preferred Stock and all references to the Series A Preferred Stock;

SECOND: That the Certificate of Designation with respect to the Series A Preferred Stock was filed in the office of the Secretary of State of the State of Delaware effective January 9, 2015. None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the DGCL, the Company’s Amended and Restated Certificate of Incorporation is hereby further amended to eliminate all matters with respect to the Series A Preferred Stock and all reference to the Series A Preferred Stock.

Exhibit 3.1

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by Danielle Sheer, its General Counsel, Vice President and Secretary, this 11th day of January, 2016.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	General Counsel, Vice President and Corporate Secretary

Commonwealth of Massachusetts
County of Suffolk

On this 11th day of January, 2016, before me, the undersigned notary public, personally appeared Jenna Toohey, proved to me through satisfactory evidence of identification, which were personally known to me, to be the person whose name is signed on the preceding or attached document in my presence.

Attest:

By: /s/ Jenna Toohey
Name: Jenna Toohey
Title: Corporate Paralegal